                                                                      EXHIBIT 11

                            ACT MANUFACTURING, INC.


               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

               THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                           ------------------
                                                            1998        1997
                                                          --------   ---------
BASIC NET INCOME PER COMMON SHARE:
    Net income as reported..........................      $    86      $3,631
    Weighted average number of common shares
      outstanding:
        Common Stock................................        9,063       8,881
                                                          -------      ------

        Basic net income per common share...........      $  0.01      $  .41
                                                          =======      ======

DILUTED NET INCOME PER COMMON SHARE:
    Net income as reported..........................      $    86      $3,631
    Weighted average number of common shares
      outstanding:
        Common Stock................................        9,063       8,881
        Effect of stock options.....................          120         468
                                                          -------      ------
            Total...................................        9,183       9,349
                                                          -------      ------
        Diluted net income per common share.........      $  0.01      $  .39
                                                          =======      ======

                                                            SIX MONTHS ENDED
                                                           ------------------
                                                            1998        1997
                                                          --------   ---------
BASIC NET INCOME (LOSS) PER COMMON SHARE:
    Net income (loss) as reported...................      $(1,040)     $6,993
    Weighted average number of common shares
      outstanding:
        Common Stock................................        9,063       8,849
                                                          -------      ------

        Basic net income (loss) per common share....      $ (0.11)     $  .79
                                                          =======      ======

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
    Net income (loss) as reported...................      $(1,040)     $6,993
    Weighted average number of common shares
      outstanding:
        Common Stock................................        9,063       8,849
        Effect of stock options.....................           --         469
                                                          -------      ------
            Total...................................        9,063       9,318
                                                          -------      ------
        Diluted net income (loss) per common share..      $ (0.11)     $  .75
                                                          =======      ======